                                                                     EXHIBIT 4.8

                      FORM OF JUNIOR SECURED NOTE DUE 2007

                                 [Face of Note]


[INSERT THE GLOBAL NOTE LEGEND, IF APPLICABLE, PURSUANT TO THE PROVISIONS OF
SECTION 2.6(f) OF THE INDENTURE]





CONTACT THE CHIEF FINANCIAL OFFICER OF THE COMPANY AT 408-576-2000 FOR INFORMATION REGARDING THE ISSUE PRICE, ISSUE DATE AND YIELD TO MATURITY OF THIS NOTE.

                                CUSIP 500453 AD 7



        No. ______________       $______________ Initial Principal Amount



                               KOMAG, INCORPORATED

                          JUNIOR SECURED NOTE DUE 2007

               KOMAG, INCORPORATED, a Delaware corporation (the "COMPANY", which term includes any successor under the Indenture hereinafter referred to), for value received, promises to pay to _____________, or its registered assigns, the entire unpaid principal sum of ___________________ Dollars ($_________________)
(the "Initial Principal Amount"), as such amount shall be increased through the addition of deferred interest pursuant to the terms of this Note and the Indenture, on December 31, 2007 and to pay interest thereon in accordance with this Note and the Indenture.

Interest Payment Dates: 15th of each month, beginning on July 15, 2002.

THE PRINCIPAL OF THIS NOTE IS PAYABLE AS SET FORTH HEREIN. THE INTEREST ON THIS
NOTE IS PAYABLE IN-KIND PROVIDED THAT THE COMPANY MAY, AT ITS SOLE OPTION, PAY INTEREST IN CASH RATHER THAN IN KIND. INTEREST PAID IN KIND WILL INCREASE THE OUTSTANDING PRINCIPAL AMOUNT OF THIS NOTE IN THE MANNER AND AS MORE FULLY PROVIDED IN THE INDENTURE. ACCORDINGLY, THE OUTSTANDING PRINCIPAL AMOUNT OF THIS NOTE AT ANY TIME MAY BE LESS THAN OR GREATER THAN THE AMOUNT SHOWN ON THE FACE HEREOF.

THE PRINCIPAL, INTEREST, AND OTHER AMOUNTS PAYABLE HEREUNDER OR IN CONNECTION HEREWITH ARE SUBORDINATED IN RIGHT OF PAYMENT ONLY TO THE DEBT OUTSTANDING UNDER THE LIQUIDITY FACILITY (AS DEFINED IN THE INDENTURE) AND UNDER THE SENIOR NOTES DUE 2007 OF THE COMPANY (THE "SENIOR NOTES") PURSUANT TO THE TERMS AND CONDITIONS, RESPECTIVELY, OF AN INTERCREDITOR AGREEMENT (THE "LIQUIDITY FACILITY INTERCREDITOR AGREEMENT"), OF EVEN DATE WITH THE INDENTURE, BETWEEN THE TRUSTEE, THE TRUSTEE FOR THE HOLDERS OF THE SENIOR NOTES AND THE REPRESENTATIVE OF THE LENDERS UNDER THE LIQUIDITY FACILITY AND OF AN INTERCREDITOR AGREEMENT (THE "SENIOR NOTES INTERCREDITOR AGREEMENT"), OF EVEN DATE WITH THE INDENTURE, BETWEEN THE TRUSTEE AND THE TRUSTEE FOR THE HOLDERS OF THE SENIOR NOTES.

THE LIENS GRANTED TO THE COLLATERAL AGENT TO SECURE THE PRINCIPAL, INTEREST, AND OTHER AMOUNTS PAYABLE HEREUNDER OR IN CONNECTION HEREWITH ARE SUBORDINATED IN PRIORITY TO THE LIENS GRANTED TO THE REPRESENTATIVE OF THE LENDERS UNDER THE LIQUIDITY FACILITY PURSUANT

TO THE TERMS AND CONDITIONS OF THE LIQUIDITY FACILITY INTERCREDITOR AGREEMENT AND TO THE LIENS GRANTED TO THE TRUSTEE FOR THE HOLDERS OF THE SENIOR NOTES PURSUANT TO THE TERMS AND CONDITIONS OF THE SENIOR NOTES INTERCREDITOR AGREEMENT.

               Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

               IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officer.



                                            KOMAG, INCORPORATED



                                            By: ________________________________
                                                Name:
                                                Title:

                                            This is one of the Junior Secured
                                            Notes due 2007 described in the
                                            within-mentioned Indenture.

Dated:  _____, 2002

BANK ONE TRUST COMPANY, NA,
  as Trustee

By: __________________________________
           Authorized Signatory

                             [Reverse Side of Note]

                               KOMAG, INCORPORATED

                          JUNIOR SECURED NOTE DUE 2007

               This Note is one of the duly authorized issue of debt securities of the Company designated as its "Junior Secured Notes due 2007" (herein called the "NOTES") issued under the Indenture dated as of June 30, 2002 (as amended, supplemented or otherwise modified from time to time, the "INDENTURE") among the Company, as issuer, and Bank One Trust Company, N.A., as trustee (the "TRUSTEE", which term includes any successor trustee under the Indenture). The terms of this Note include those stated in the Indenture and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holder hereof. Capitalized terms used herein shall have the meanings assigned to them in the Indenture unless otherwise indicated.

               1. Principal. The Company promises to pay to the Holder hereof on December 31, 2007 the entire unpaid principal amount of this Note, as such amount may be increased through the addition of deferred interest pursuant to the immediately succeeding paragraph of this Note and the Indenture.

               2. Interest. The Company promises to pay interest on the principal amount of this Note outstanding from time to time (as such amount may be increased through the addition of deferred interest pursuant to the terms of the Indenture) at 12% per annum from July 1, 2002 until maturity, and (to the extent that the payment of such interest shall be legally enforceable) at the rate of 14% per annum on any overdue principal and on any overdue installment of interest not duly paid or provided for, until paid. The Company shall pay interest at such rate monthly in arrears on the 15th day of each month, or if any such day is not a Business Day, on the next succeeding Business Day, commencing on July 15, 2002 (each such day, prior to the maturity date of this Note, an "INTEREST PAYMENT DATE"). Interest shall be paid by an increase of the outstanding principal amount hereof in the manner and as more fully provided in the Indenture or, at the sole option of the Company, in cash. Interest on this Note shall accrue from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from July 1, 2002, until the principal amount hereof is paid. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

               3. Method of Payment.

               (a) The Company shall pay interest on this Note (except default interest) to the Person who is the registered Holder of this Note on the close of business on the 14th day of the month that is immediately prior to the Interest Payment Date (the "PIK RECORD DATE"), except as provided in Section
2.12 of the Indenture with respect to default interest, and provided that if the Company elects to pay interest in cash, such interest shall be paid to the Person who is the registered Holder of this Note at the close of business on the 1st day of the month that includes the Interest Payment Date (a "CASH RECORD DATE" and a reference to a "RECORD DATE" shall mean either the PIK Record Date or the Cash Record Date, as applicable), even if this Note is cancelled after such Cash Record Date and on or before such Interest Payment Date.

               (b) Attached to the Indenture as Schedule A is a schedule setting forth, assuming no interest is paid in cash, (x) the aggregate amount of deferred interest scheduled to be added to the aggregate principal amount of all of the Notes on each Interest Payment Date, and (y) the aggregate amount of interest scheduled to be paid in cash together with the principal amount of the Notes on the maturity date, all based on certain assumptions as to the payment of default interest and as to prepayments of principal are set forth in such Schedule. Such Schedule shall be supplemented by the Company in connection with any cash payment of interest, redemption or other prepayment of the Notes in accordance with Article 3 of the Indenture. The Trustee and Paying Agent shall be entitled to assume that interest due on each Interest Payment Date will be paid in kind, unless the Company notifies the Trustee and Paying Agent at least 5 Business Days prior to the Cash Record Date that such payment shall be made in cash.

               (c) This Note shall be payable as to principal, premium, interest and default interest, if any, paid in cash at the office or agency of the Company maintained for such purpose in the Borough of Manhattan, the City of New York, maintained for such purposes, or, at the option of the Company, payment of interest and default interest, if any, paid in cash may be made by check mailed to the Holder at its address set forth in the register of Holders, and provided that payment by wire transfer of immediately available funds shall be required with respect to principal of and interest and default interest, if any, paid in cash and premium on, this Note if the Holder thereof shall have provided wire transfer instructions to the Company and the Paying Agent 5 days prior to the payment date. Such wire transfer instructions will remain in effect until receipt of written direction changing or rescinding instructions. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

               4. Paying Agent and Registrar. Initially, Bank One Trust Company, N.A., the Trustee under the Indenture, shall act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

               5. Indenture and Collateral Documents. The terms of this Note include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S.C. Sections 77aaa-77bbbb). This Note is subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are secured obligations of the Company limited to $7,000,000 in initial aggregate principal amount plus any increases in principal amount of the Notes as a result of the deferred payment of interest. The Notes are secured by the Collateral as set forth in the Collateral Documents. By its acceptance hereof, the Holder acknowledges and agrees that the Trustee has entered into the Liquidity Facility Intercreditor Agreement and the Senior Notes Intercreditor Agreement pursuant to which the liens granted to the Collateral Agent to secure the indebtedness evidenced hereby are subordinated to the liens securing the indebtedness under the Liquidity Facility and under the Senior Notes.

               6. Optional Redemption. The Company may redeem all or a part of this Note in accordance with Article 3 of the Indenture upon not less than 30 nor more than 60 days' notice, at the then principal amount outstanding thereof, plus, in each case, accrued interest thereon from the most recent Interest Payment Date to which interest has been paid or duly provided for, to the applicable redemption date (subject, in the case of a redemption on or after a Cash Record Date but on or prior to the related Interest Payment Date, to the right of Holders of record on such Cash Record Date to receive interest, if any, that the Company has elected to pay in cash on the related Interest Payment
Date). If less than all of the Notes are to be redeemed at any time of redemption, the Trustee shall select the Notes to be redeemed among the Holders in accordance with the Indenture.

               7. Mandatory Redemption. At any time the sum (the "AGGREGATE PROCEEDS") of (x) the aggregate amount of all Remaining Capital Raising Proceeds and (y) the aggregate amount of all Remaining Asset Sale Proceeds exceeds $5 million (each, a "MANDATORY REDEMPTION TRIGGERING EVENT"), the Company shall make a mandatory redemption of Senior Notes to the extent required under the Senior Notes Indenture (as defined in Indenture), and if any such Aggregate Proceeds remain after application to any such redemption of Senior Notes, the Company shall, within 60 days of such Mandatory Redemption Triggering Event, redeem the maximum principal amount of the Notes that may be redeemed out of any such remaining Aggregate Proceeds. Such redemption of the Notes shall be made upon not less than 15 nor more than 60 days' notice, at the principal amount outstanding thereof plus accrued interest thereon that has not been paid or duly provided for, to the applicable redemption date (subject, in the case of a redemption on or after a Cash Record Date but on or prior to the related Interest Payment Date, to the right of Holders of record on such Cash Record Date to receive interest, if any, that the Company has elected to pay in cash on the related Interest Payment Date). If less than all of the Notes are to be redeemed at any time of redemption, the Trustee shall select the Notes to be redeemed among the Holders in accordance with the Indenture. Pending the final application of any Remaining Capital Raising Proceeds or Remaining Asset Sale Proceeds, the Company or the applicable Subsidiary, as the case may be, may invest such proceeds in Cash which shall be pledged to the Trustee for the holders of Senior Notes and, subject to the terms of the Senior Notes Intercreditor Agreement, the Notes, to the extent required by the Senior Notes Indenture, and to the extent not so required, shall be pledged to the Trustee as security for the Holders of the Notes. The outstanding principal amount of this Note shall be reduced by the aggregate amount of any redemption payment in respect of the Notes to be applied to this Note in accordance with Article 3 of the Indenture.

               The Company shall not be required to make mandatory redemption payments or sinking fund payments with respect to the Notes other than as set forth in this paragraph 7.

               8. Notice of Redemption. Notice of redemption shall be mailed by first class mail at least 15 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address. If fewer than all Notes are to be redeemed at any time, Notes selected shall be in integral multiples of $1.00, except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of the Notes held by such Holder, even if not a multiple of $1.00, shall be redeemed. On and after the redemption date, interest shall cease to accrue on this Note or portions thereof called for redemption.

               9. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations and integral multiples as provided in
Section 2.1 of the Indenture. The transfer of this Note may be registered and this Note may be exchanged as provided in the Indenture. The Registrar and the Trustee may require the Holder of this Note, among other things, to furnish appropriate endorsements and transfer documents and the Company may require such Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of this Note or portion of this Note selected for redemption, except for the unredeemed portion of this Note being redeemed in part. Also, the Company need not exchange or register the transfer of this Note for a period of 15 days before a selection of Notes to be redeemed.

               10. Persons Deemed Owners. The registered Holder of this Note may be treated as its owner for all purposes.

               11. Amendment, Supplement and Waiver. Subject to certain exceptions, the Indenture, the Notes, the Liquidity Facility Intercreditor Agreement, the Senior Notes Intercreditor Agreement or the other Collateral Documents (as defined in the Indenture) may be amended or supplemented with the consent of the Holders of at least a majority in outstanding principal amount of the then outstanding Notes voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), and any existing default or compliance with any provision of the Indenture, the Notes, the Liquidity Facility Intercreditor Agreement, the Senior Notes Intercreditor Agreement or the other Collateral Documents may be waived with the consent of the Holders of a majority in outstanding principal of the then outstanding Notes voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes). Without the consent of any Holder of a Note, the Indenture, the Notes, the Liquidity Facility Intercreditor Agreement, the Senior Notes Intercreditor Agreement or the other Collateral Documents may be amended or supplemented to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, to enter into additional or supplemental Intercreditor Agreements or Collateral Documents or to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

               12. Defaults and Remedies. Events of Default include: (a) default in the payment of (i) any installment of the principal of any Note when due or
(ii) any installment of interest on any Note or other amount payable with respect to any Note for a period of 5 consecutive days from the date when due;
(b) failure by the Company or any of its Subsidiaries to perform or comply with the provisions described under Sections 4.10 through 4.22, 4.23(b), 4.24 through 4.27, 4.29, 4.30 and 4.31 of the Indenture; (c) failure by the Company for 30 consecutive days to comply with any other term, covenant or agreement in any material respect, or the Company's breach of any representation or warranty in any material respect contained in, the Indenture, the Notes, the Liquidity Facility Intercreditor Agreement, the Senior Notes Intercreditor Agreement or the other Collateral Documents; (d) (i) default by the Company or any of its Subsidiaries in the payment when due (giving effect to any applicable grace period) of any amounts owing under the Liquidity Facility (as defined in the Indenture) or the Senior Notes or any obligation or Indebtedness (other than those specifically arising under the Indenture) in excess of $1.0 million in aggregate amount, or (ii) fail to observe or perform any material term, covenant or agreement contained in any agreement governing the Liquidity Facility or the Senior Notes Indenture or entered into pursuant thereto or any agreement for such obligation or Indebtedness by which it is bound, in each case for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder accelerate the maturity thereof; provided, however, that any default under this subsection (d) with respect to the Liquidity Facility or the Senior Notes Indenture shall be deemed cured if such default shall have been cured by the Company or unconditionally waived by the lenders or the holders of the Senior Notes thereunder, as applicable, pursuant to the terms thereof; (e) the entering of one judgment or decree against the Company or any of its Subsidiaries involving a liability (to the extent not paid or covered by insurance or the third party indemnity of a solvent indemnitor) equal to or greater than $5.0 million or the entering of one or more judgments or decrees involving in the aggregate a liability (to the extent not paid or covered by insurance or the third party indemnity of a solvent indemnitor) equal to or greater than $10.0 million and, in all such cases, all such judgments or decrees shall not have been vacated, discharged, or stayed or bonded pending appeal within thirty (30) days from the entry thereof; (f) certain events relating to the Company, its ERISA Affiliates and their respective Pension Plans as more fully described in the Indenture; (g) the institution against the Company, or any of its Subsidiaries, of any proceeding for which forfeiture (to the extent not paid or covered by insurance or the third party indemnity of a solvent indemnitor) of any property equal to or greater than $5.0 million is a potential penalty and such proceeding shall not have been vacated or discharged within thirty (30) days of its institution; and (h) certain events of bankruptcy or insolvency with respect to the Company or any of its Subsidiaries (other than any Non-Material Subsidiaries) as more fully described in the Indenture.

               In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company or any of its Subsidiaries or in the case of the acceleration of the outstanding principal amount of any Senior Note or of any outstanding principal amount owing under the Liquidity Facility, all outstanding Notes will become due and payable without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least a majority in outstanding principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in outstanding principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or Interest) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate outstanding principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive an existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.

               The Company is required to deliver to the Trustee quarterly a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the Trustee a statement specifying such Default or Event of Default.

               13. Trustee Dealings with Company. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

               14. Authentication. This Note shall not be valid until authenticated by the manual or facsimile signature of the Trustee or an authenticating agent.

               15. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

               16. CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

               17. Governing Law. The Indenture and the Note shall be governed by, and construed in accordance with, the laws of the State of New York as provided in the Indenture.

               The Company shall furnish to the Holder of this Note upon written request and without charge a copy of the Indenture, the Liquidity Facility Intercreditor Agreement, the Senior Notes Intercreditor Agreement, any of the other Collateral Documents and/or any schedule delivered under the Indenture supplementing or replacing Schedule A thereto. Requests may be made to:



Komag, Incorporated
1710 Automation Parkway
San Jose, California 95131-1873
Facsimile: (408) 944-9234

                                 ASSIGNMENT FORM


        To assign this Note, fill in the form below:

        (I) or (we) assign and transfer this Note to: __________________________
                                                  (Insert assignee's legal name)

________________________________________________________________________________
                  (Insert assignee's soc. sec. or tax I.D. no.)

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________
              (Print or type assignee's name, address and zip code)


         and irrevocably appoint _______________________________________________

         to transfer this Note on the books of the Company. The agent may substitute another to act for him.



         Date: ________________

                                      Your Signature: __________________________
                                      (Sign exactly as your name appears on the
                                       face of this Note)

         Signature Guarantee*: ____________________________



         * Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

              SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

               The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:


                                                            Principal Amount
                   Amount of Decrease      Amount of         of this Global    Signature of
                           in             Increase in             Note          Authorized
                    Principal Amount    Principal Amount     Following such       Officer
 Date of             of this Global      of this Global       decrease (or     of Trustee or
Exchange                  Note*               Note*            increase)*     Note Custodian
--------           -------------------  ----------------    ---------------   ---------------



--------
* Without taking into account any increases in the principal amount of this Note attributable to the addition of deferred interest pursuant to the terms of this Note.